Exhibit 10.10
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (this “Agreement”) is entered into this 28th day of October, 2004, effective October 1, 2004 (“Effective Date”), by and between CATALYST PHARMACEUTICAL PARTNERS, INC., a Florida corporation with offices located in Coral Gables, Florida (the “Company”), and JACK WEINSTEIN, an individual resident of the State of New Jersey (the “Consultant”).
     In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:
     1. Engagement.
          (a) Retention. The Company agrees to engage the Consultant and the Consultant agrees to accept such engagement to perform services for the Company as a consultant, subject to the terms and conditions of this Agreement. The parties agree that the services to be rendered hereunder will be deemed to be provided at the Company’s offices in Coral Gables, Florida, even if Consultant provides some of these services from his home in New Jersey.
          (b) Engagement Period. The initial term during which the Consultant shall serve as a consultant to the Company shall commence on the Effective Date hereof and, unless earlier terminated pursuant to this Agreement, shall continue until April 30, 2005 (the “Initial Term”). After the Initial Term, this Agreement shall automatically renew for successive six (6) month periods unless at least thirty (30) days prior to the expiration of the Initial Term, or any renewal term, either party hereto notifies the other party in writing of his or its intention to terminate the Agreement (the “Engagement Period”). If such notice of termination is duly given, the Agreement shall terminate at the end of the then current term.
          (c) Duties and Responsibilities. During the Engagement Period, the Consultant shall act on a full time basis as the Chief Financial Officer of the Company. Consultant shall also assist the Company in its currently ongoing efforts to obtain equity financing. During the Engagement Period, the Consultant shall be instructed with respect to the Company’s requests for services by the Company’s Chief Executive Officer.
          (d) Consulting Fee. In consideration of the Consultant’s services hereunder, during the Engagement Period, the Consultant shall receive the following consideration:
(i)	a monthly consulting fee of Five Thousand Dollars ($5,000) (the “Consulting Fee”), payable on the first day of each month; plus

(ii)	the stock options described in (e) below; plus

(ii)	the success fees, if any, described in (f) below.
          (e) Stock Options. Consultant shall be granted stock options to purchase shares of the Company’s authorized but unissued common stock, as follows:
(i)	five-year options to purchase 50,000 shares of the Company’s common stock at an exercise price of $2.00 per share, which options shall vest immediately;

(ii)	five-year options to purchase 50,000 shares of the Company’s common stock at the exercise price described below, which options shall vest upon the closing of an equity financing by the Company during the term of the Agreement of at least $2.0 million (excluding an offering placed with “friends and family”); and

(iii)	five-year options to purchase 50,000 shares of the Company’s common stock at the exercise price described below, which options shall vest if the Consultant remains a consultant of the Company on the date which is one year after the Effective Date.

(iv)	the exercise price of the options described in (ii) and (iii) above shall be the greater of $2.00 per share or the per share purchase price paid by investors (other than investors who are “friends and family” of the Company’s officers and directors) who invest at least $2.0 million of gross proceeds in an equity financing of the Company. Such per share option exercise price shall be determined in good faith based on a common share equivalent price to the extent that the investor purchases preferred stock convertible into common stock.

(v)	the options granted hereunder shall be evidenced by a stock option agreement on the form generally used by the Company for stock option grants and shall contain provisions allowing for a cashless exercise of all such stock options.
          (f) Success Fees. Consultant shall receive a fee in the event that the Company completes a successful equity financing during the term of the Agreement, equal to 5% of the first $5.0 million of gross proceeds raised by the Company plus 3% of amounts raised in excess of $5.0 million. Notwithstanding the foregoing, if the source of the equity financing obtained by the Company is a “friend or family” of the Company’s officers and directors, or if such equity financing is procured through Raymond James, Hyde Park Capital, or Batelle, the success fee due to Consultant hereunder on any such equity capital raise will be 2% of the gross proceeds raised rather than the amount set forth above. Additionally, with respect to any success fees due hereunder:
(i)	In all cases, the success fee payable to Consultant hereunder will be reduced by all amounts of consulting fees payable to Consultant in accordance with Paragraph 1(d)(i) above and by all amounts of fees payable to Avalon as described in Paragraph 2 below.

(ii)	For a period of one year after the termination of this Agreement, the Consultant shall receive the following success fees: (A) the success fees due hereunder on any active lead for which a face to face meeting has been held during the term of this Agreement; or (B) in lieu of the fees payable above, a $25,000 success fee if the party completing the equity financing has requested and received information regarding the Company during the term of this Agreement (but no meeting has been held with such investor during the term of this Agreement).
          (g) Independent Contractor. The Consultant is an independent contractor of the Company and is not entitled to any benefits, privileges or reimbursements (other than as set forth below and as contained in Exhibit I, “Indemnification”) given or extended by the Company to its employees. The Consultant acknowledges that he shall be responsible for the collection and payment of all withholdings, contributions and payroll taxes relating to his services.
          (h) Expenses. In addition to the Consulting Fee, during the Engagement Period, the Consultant shall be reimbursed for documented out-of-pocket expenses properly and reasonably incurred by him on behalf of or in connection with the business of the Company. Consultant shall obtain prior consent from the Company’s Chief Executive Officer for expenses exceeding $100.
          (i) Termination. At any time during the Engagement Period, the Company shall have the right to terminate the Engagement Period and to discharge the Consultant upon delivery of written notice ninety (90) days prior to the effective date of such termination to the Consultant. Upon any such termination by the Company, the Consultant shall be entitled to reimbursement of expenses properly incurred by the Consultant prior to the date of termination and not previously reimbursed. The Company shall have no further obligations hereunder from and after the date of such termination.
     2. Relationship with Avalon Group, Ltd. and Avalon Securities, Ltd. Consultant has previously acted as a managing director of Avalon Group Ltd. and Avalon Securities, Ltd. (collectively “Avalon”). On February 4, 2003, the Company and Avalon entered into a letter agreement (the “Advisory Agreement”) pursuant to which Avalon agreed to act as a financial advisor to the Company. As of the Effective Date, except as set forth below, the Advisory Agreement shall be cancelled (and Avalon’s execution of this Agreement shall be evidence of their agreement to such cancellation). Notwithstanding the foregoing, the Company shall remain liable to Avalon for fees due in accordance with the terms of the Advisory Agreement to the extent that the Company obtains financing from one of the following sources: (i) Montreux, (ii) Radius, (iii) Diaz & Alschul, and (iv) Ethypharm. In addition, the indemnity and other provisions set forth in Sections E, G and H of the Advisory Agreement shall remain operative.
     3. Representations. Consultant represents and warrants to the Company as follows:
          (a) Consultant is not a party to any existing agreement which would conflict with this Agreement or prevent Consultant from providing services to Company in accordance with the terms of this Agreement.
          (b) Consultant has received all releases, consents, waivers or other permission required or necessitated by such agreements in order to permit the Consultant to enter into this Agreement.
     4. Confidentiality. The Consultant agrees that at all times during the term of this Agreement and after the termination of employment for as long as such information remains non-public information, the Consultant shall (i) hold in confidence and refrain from disclosing to any other party all information, whether written or oral, tangible or intangible, of a private, secret, proprietary or confidential nature, of or concerning the Company or any of its subsidiaries or affiliates and their business and operations, and all files, letters, memoranda, reports, records, computer disks or other computer storage medium, data, models or any photographic or other tangible materials containing such information (“Confidential Information”), including without limitation, any sales, promotional or marketing plans, programs, techniques, practices or strategies, any expansion plans (including existing and entry into new geographic and/or product markets), and any customer lists, (ii) use the Confidential Information solely in connection with his employment with the Company or any of its subsidiaries or affiliates and for no other purpose, (iii) take all precautions necessary to ensure that the Confidential Information shall not be, or be permitted to be, shown, copied or disclosed to third parties, without the prior written consent of the Company or any of its subsidiaries or affiliates, and (iv) observe all security policies implemented by the Company or any of its subsidiaries or affiliates from time to time with respect to the Confidential Information. In the event that the Consultant is ordered to disclose any Confidential Information, whether in a legal or regulatory proceeding or otherwise, the Consultant shall provide the Company or any of its subsidiaries or affiliates with prompt notice of such request or order so that the Company or any of its subsidiaries or affiliates may seek to prevent disclosure. In addition to the foregoing the Consultant shall not at any time libel, defame, ridicule or otherwise disparage the Company.
     5. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed given if delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery to, the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other parties): (a) if to the Company, at its principal executive offices, addressed to the Chief Executive Officer, with a copy to Philip B. Schwartz, Esq., Akerman, Senterfitt & Eidson, P.A., One Southeast Third Avenue, Miami, Florida 33131; and (b) if to the Consultant, at the address listed on the signature page hereto.

     6. Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.
     7. Assignment; Third Party Beneficiary. This Agreement, and the Consultant’s rights and obligations hereunder, may not be assigned or delegated by Consultant. The Company may assign its rights, and delegate its obligations, hereunder to any affiliate of the Company or any successor or assign. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its respective successors and assigns.
     8. Severability; Survival. In the event that any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, then such unenforceable provision shall be deemed modified so as to be enforceable (or if not subject to modification then eliminated herefrom) for the purpose of those procedures to the extent necessary to permit the remaining provisions to be enforced. The provisions of Section 4 will survive the termination for any reason of the Consultant’s relationship with the Company.
     9. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.
     10. Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida applicable to contracts executed and to be wholly performed within such State.
     11. Entire Agreement. This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter.
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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Company: CATALYST PHARMACEUTICAL PARTNERS, INC., a Florida corporation

By:	/s/ Patrick J. McEnany
Patrick J. McEnany, President

Consultant:

/s/ Jack Weinstein
Jack Weinstein

Consultant’s Address for Notices:

The provisions of Paragraph 2 are agreed to this
1st day of October, 2004.
Avalon Group, Ltd. and
Avalon Securities, Ltd.

By: /s/ Lynda Davey
Name (print): Lynda J. Davey
Title: President

EXHIBIT I
Indemnification
     In connection with the engagement of Consultant to advise and assist with the matters set forth in this Agreement, the Company hereby agrees to indemnify and hold harmless Consultant (hereinafter called the “Indemnified Person”), to the full extent permitted by law, from and against all losses, claims, damages, liabilities and expenses incurred by him as they are incurred (including but not limited to reasonable fees and disbursements of counsel) which: (a) are reasonably related to or arise out of actions taken or omitted to be taken (including statements made or omitted to be made) by the Company or by the Indemnified Person (i) with the Company’s consent, or (ii) in conformity with the Company’s actions or omissions in connection with Consultant’s engagement; or (b) are otherwise reasonably related to or arise out of Consultant’s activities on the Company’s behalf under Consultant’s engagement pursuant to this Agreement. In no event will Consultant’s liability exceed fees actually paid to Consultant under this Agreement.
     The Company will not be responsible, however, for any loss, claim, damage, liability or expense pursuant to clause (b) above to the extent it is finally judicially determined to have resulted from the willful misconduct or gross negligence or material breach of the terms of this Agreement by the Indemnified Person. The Company also agrees that Indemnified Person shall not have any liability to the Company in connection with such engagement except for such liability for a loss, claim, damage, liability or expense incurred by the Company to the extent it is finally judicially determined to have resulted from Consultant’s willful misconduct or gross negligence or material breach.

AMENDMENT NO. 1 TO
CONSULTING AGREEMENT
     This AMENDMENT NO. 1 TO CONSULTING AGREEMENT (“Amendment”) is made and entered into this 6th day of June, 2006, effective as of the 1st day of May, 2006, by and between CATALYST PHARMACEUTICAL PARTNERS, INC., a Florida corporation (the “Company”) and JACK WEINSTEIN, an individual resident of the state of New Jersey (“Consultant”).
Preliminary Statements
A. The parties have previously entered into that certain Consulting Agreement dated October 28, 2004 (the “Old Agreement”). Unless otherwise defined, capitalized terms used herein shall have the meanings given to them in the Old Agreement.
B. The parties have agreed to amend the Old Agreement in accordance with the terms set forth in this Amendment (which with the Old Agreement is hereinafter sometimes collectively referred to as the “Agreement”).
Agreement
     NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.	Section 1(d)(i) of the Old Agreement is modified to change the monthly consulting fee payable under the Agreement from $5,000 per month to $7,500 per month. Notwithstanding the foregoing, the Company may defer the payment of the additional $2,500 per month to the extent that it determines that it does not have sufficient cash available to make such additional payments. Any such deferred payments will be paid to Consultant out of the proceeds of any equity financing in which the Company raises more than $3,000,000.

2.	Sections 1(e)(iii) and (iv) of the Old Agreement are hereby deleted in their entirety and replaced with the following (to reflect an agreement reached between Consultant and Company with respect to these matters in October 2005):
(iii)	five-year options to purchase 50,000 shares of the Company’s common stock at an exercise price of $2.00 per share, which options shall vest if the Consultant remains a consultant of the Company on the date which is one year after the Effective Date.

(iv)	the exercise price of the options described in (ii) above shall be the greater of $2.00 per share or the per share purchase price paid by investors (other than investors who are “friends and family” of the Company’s officers and directors) who invest at least $2.0 million of gross proceeds in an equity financing of the Company. Such per

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share option exercise price shall be determined in good faith based on a common share equivalent price to the extent that the investor purchases preferred stock convertible into common stock.
3.	Section 1(f) of the Old Agreement is hereby deleted in its entirety and replaced with the following:
     (f) Success Fees. Company shall pay Consultant the following success fees:
     (i) a fee of $150,000 if the Company completes an equity financing of at least $10,000,000 in a U.S. initial public offering (“IPO”) or an AIM flotation that is completed on or before November 1, 2006;
     (ii) a fee equal to five percent (5%) of amounts raised in a private placement to individuals (other than existing shareholders of the Company or persons who are friends and family of the Company’s existing shareholders) or institutional investors that is completed on or before November 1, 2006;
     (iii) in no event shall the aggregate amount of all success fees payable under Sections 1(f)(i) and (ii) exceed $250,000;
     (iv) if the Company retains a placement agent in connection with a private placement, then the success fees payable to Consultant hereunder will be capped at the difference between 6% of the funds raised and amounts payable to such placement agent for raising the funds in connection with the private placement (for example, if a placement agent charges a fee of 4% of the funds raised in connection with such placement, the success fee payable to Consultant’s under Section 1(f)(ii) shall be capped at 2% of the funds raised, subject (in all cases) to the cap under Section 1(f)(iii) on the aggregate success fees payable to Consultant hereunder;
     (v) if a private placement, IPO or AIM financing is “in process” at November 1, 2006 and such financing is thereafter completed, any fee that otherwise would have been payable hereunder had such financing been completed on or before November 1, 2006 shall be earned as of the date of the successful completion of such financing and paid from the proceeds of such financing. For purposes of this Section 1(f)(v) of the Agreement, a private placement, IPO or AIM financing shall only be considered “in process” if: (A) in the case of an IPO or AIM financing, such financing has previously been filed with regulatory authorities, has become effective (or approved, as the case may be) and is awaiting final completion in accordance with the terms of such documents; or (B) in the case of a private placement, if such financing is on terms that are described in a private placement memorandum (“PPM”) which is in

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circulation with investors at November 1, 2006, so long as such private financing is completed by the outside date and on the terms set forth in such PPM; and
     (vi) $2,500 of the monthly consulting fee payable to Consultant under Section 1(d)(i) of the Agreement for periods after April 30, 2006 shall be applied against the first success fees earned by and payable to Consultant under this Section 1(f).
4.	The Agreement shall terminate on November 1, 2006 unless otherwise agreed to in writing by Company and Consultant.

5.	Except as amended hereby, the Agreement remains in full force and effect.
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     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

Company: CATALYST PHARMACEUTICAL PARTNERS, INC., a Florida corporation
By:	/s/ Patrick J. McEnany
Patrick J. McEnany, President

Consultant:
/s/ Jack Weinstein
Jack Weinstein

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